Addendum and Amendment to Lease Specific to Proposed 52,000 Sq. Ft. Distribution Center

It is agreed between Pilgrim Partnership, L.L.C. and Green Mountain Coffee Roasters as follows:

Pilgrim Partnership, L.L.C. is expanding their existing Lease with Green Mountain Coffee Roasters. This Lease is to include the proposed construction of a 52,000 square foot distribution center adjacent and connected to the existing roasting and manufacturing building that is included in the afore mentioned Lease; in so doing will extend the Lease Period an additional two years, to end August 31, 2014.

Occupancy and rent payments are to be no later than January 1, 2005.

Agreed to by:

/s/ Steve Van Esen
Pilgrim Partnership, L.L.C.
P.O. Box 447
Waterbury VT 05676
10/15/03

/s/ Paul Comey
Green Mountain Coffee Roasters, Inc.
10/15/03